Exhibit 99.1

Galectin Therapeutics Raises $44.5 Million in Rights Offering and $2.5 Million From Warrant Exercise

NORCROSS, Ga. (May 28, 2019) – Galectin Therapeutics Inc. (NASDAQ: GALT), the leading developer of therapeutics that target galectin proteins, today announced its Rights Offering has closed.

The Rights Offering resulted in the issuance of approximately 10.4 million shares of the Company’s common stock at a price of $4.28 per share, for total gross proceeds of $44.5 million to the Company. Investors in the Rights Offering also received warrants for the purchase of approximately 2.6 million shares of the Company’s common stock with an exercise price of $7.00 per share, which expire seven years after issuance. After giving effect to the rights offering, the Company has approximately 56 million shares of common stock issued and outstanding.

Richard E. Uihlein, Chairman of the Board of Directors, subscribed for $20,033,000 in the Rights Offering. Mr. Uihlein stated, “We are pleased with the results of the Rights Offering and are gratified that so many of our stockholders responded by making further investments in our Company. From the outset, we wanted to turn first to our stockholder base and give them the opportunity to continue supporting our company, its development program, and its clinical trials; we are proud that so many did so, with investments large and small. This capital raise positions us to proceed with plans to initiate a Phase 3 clinical trial this fall in patients with NASH cirrhosis.”

Separately, Mr. Uihlein also exercised 500,000 common stock warrants at an exercise price of $5.00 per share for proceeds of $2,500,000.

A registration statement relating to the shares of common stock in the Rights Offering was previously filed with the Securities and Exchange Commission (the “SEC”) and declared effective on April 12, 2019. Subscription rights that were not exercised by 5:00 p.m. Eastern Time on May 23, 2019, have expired.

About Galectin Therapeutics

Galectin Therapeutics is dedicated to developing novel therapies to improve the lives of patients with chronic liver disease and cancer. Galectin’s lead drug (GR-MD-02) is a carbohydrate-based drug that inhibits the galectin-3 protein which is directly involved in multiple inflammatory, fibrotic, and malignant diseases. The lead development program is in non-alcoholic steatohepatitis (NASH) with cirrhosis, the most advanced form of NASH- related fibrosis. This is the most common liver disease and one of the largest drug development opportunities available today. Additional development programs are for treatment of severe atopic dermatitis, moderate-to-severe plaque psoriasis, and in combination immunotherapy for advanced melanoma and other malignancies; advancement of these additional clinical programs is largely dependent on finding a suitable partner. Galectin seeks to leverage extensive scientific and development expertise as well as established relationships with external sources to achieve cost-effective and efficient development. Additional information is available at www.galectintherapeutics.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to future events or future financial performance, and use words such as “may,” “estimate,” “could,” “expect”, “intend” and others. They are based on management’s current expectations and are subject to factors and uncertainties that could cause actual results to differ materially from those described in the statements. These statements include those regarding the hope that Galectin’s development program for GR-MD-02 will lead to the first therapy for the treatment of fatty liver disease with cirrhosis and those regarding the hope that our lead compounds will be successful in the treatment of severe atopic dermatitis, moderate-to-severe plaque psoriasis and in cancer immunotherapy and in other therapeutic indications. Factors that could cause actual performance to differ materially from those discussed in the forward-looking statements include, among others, that Galectin may not be successful in developing effective treatments and/or obtaining the requisite approvals for the use of GR-MD-02 or any of its other drugs in development; the Company may not be successful in scaling up manufacturing and meeting requirements related to chemistry, manufacturing and control matters; the Company’s current clinical trial and any future clinical studies may not produce positive results in a timely fashion, if at all, and could prove time-consuming and costly; plans regarding development, approval, and marketing of any of Galectin’s drugs are subject to change at any time based on the changing needs of the Company as determined by management and regulatory agencies; regardless of the results of any of its development programs, Galectin may be unsuccessful in developing partnerships with other companies or raising additional capital that would allow it to further develop and/or fund any studies or trials. Galectin has incurred operating losses since inception, and its ability to successfully develop and market drugs may be impacted by its ability to manage costs and finance continuing operations. For a discussion of additional factors impacting Galectin’s business, see the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, and subsequent filings with the SEC. You should not place undue reliance on forward-looking statements. Although subsequent events may cause its views to change, management disclaims any obligation to update forward-looking statements.

Contact:

Jack Callicutt, Chief Financial Officer

(678) 620-3186

ir@galectintherapeutics.com.

Galectin Therapeutics and its associated logo is a registered trademark of Galectin Therapeutics Inc.

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